Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements and related prospectuses (Form S-3 Nos. 333-252305, 333-208138 and 333-181211) of Global Partners LP; and
(2)	Registration Statements (Form S-8 Nos. 333-182346 and 333-145579) pertaining to the Global Partners LP Long Term Incentive Plan

of our reports dated February 27, 2023, with respect to the consolidated financial statements of Global Partners LP and the effectiveness of internal control over financial reporting of Global Partners LP, included in this Annual Report (Form 10-K) of Global Partners LP for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 27, 2023